Ex. 10.1

THIRD AMENDMENT TO
CONSOLIDATED, AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
AND LOAN DOCUMENTS

THIS THIRD AMENDMENT TO CONSOLIDATED, AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND LOAN DOCUMENTS, dated as of May 8, 2009 (the “Third Amendment”), by and between TEXTRON FINANCIAL CORPORATION, a Delaware corporation (the “Lender”), and SILVERLEAF RESORTS, INC. (formerly known as SILVERLEAF VACATION CLUB, INC.), a Texas corporation (the “Borrower”).

W I T N E S S E T H:

WHEREAS, Lender and Borrower are parties to that certain Consolidated, Amended and Restated Loan and Security Agreement, dated as of February 21, 2007, as amended by that certain Amendment to Consolidated, Amended and Restated Loan and Security Agreement and Loan Documents, dated as of October 31, 2007 and as further amended by that certain Second Amendment to Consolidated, Amended and Restated Loan and Security Agreement and Loan Documents, dated as of May 20, 2008 (collectively, the “Agreement”);

WHEREAS, Borrower has requested an extension of the revolving loan term during which the Borrower may obtain Advances under the Revolving Loan Component; and

WHEREAS, Borrower has agreed, among other things, to reductions in the maximum amount of the Note Receivable Component and the Inventory Loan Component and the maximum aggregate amount of the Inventory Loan Component and the Acquisition Component;

WHEREAS, pursuant to Section 7.2(b) of the Agreement and pursuant to the Negative Pledge effective March 10, 2005 and recorded in the Real Property Records of Smith County, Texas on April 11, 2005 in Volume 7763, Page 256, as Document No. 2005-R0017115 (the “Negative Pledge”), Borrower is prohibited from transferring, selling, pledging, or conveying any resort facilities or amenities at The Villages Resort in Smith County, Texas known as the Water Park at the Villages (the “Water Park”) without first obtaining Lender’s written consent;

WHEREAS, Borrower is attempting to obtain financing for the Water Park by means of a sale/leaseback or other such transaction and to apply the net proceeds from such transaction (the “Net Proceeds”) in the amount of not less than two million four hundred thousand dollars ($2,400,000.00) in partial prepayment of certain senior subordinated notes issued by Borrower and due in 2010 (the “Senior Subordinated Notes”) at a discount;

WHEREAS, in consideration for Lender’s agreement to extend the revolving loan term for the Revolving Loan Component and Lender’s agreement to release the Negative Pledge and to consent to the sale of the Water Park, Borrower has agreed to a reduction in the maximum amount of the Note Receivable Component and the Inventory Loan Component and the maximum aggregate amount of the Inventory Loan Component and the Acquisition Component; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.     Defined Terms.  Except as expressly set forth herein, terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

2.     Inventory Loan Component.  The term “Inventory Loan Component” is hereby amended in its entirety to read as follows:

“Inventory Loan Component.  The term Inventory Loan Component shall mean that certain timeshare interval inventory loan provided by Lender to Borrower pursuant to this Agreement in the following amounts: (a) $50,000,000.00 until July 8, 2009; (b)$30,000,000.00 beginning on July 8, 2009; and (c) $25,000,000.00 beginning on December 31, 2009.”

3.     Commitment.  The term “Commitment” is hereby amended in its entirety to read as follows:

“Commitment.  The term “Commitment” shall refer singly to the obligation of Lender to make a Loan or Loans to Borrower and collectively to all Loans to be made by Lender to Borrower as provided herein.  The maximum aggregate Commitment of Lender hereunder shall be: (a) $100,000,000.00 until July 8, 2009; (b) $80,000,000.00 beginning on July 8, 2009, and (c) $75,000,000.00 beginning on December 31, 2009, provided, however, that: (i) the maximum Commitment of Lender with respect to the Acquisition Loan Component shall be $10,000,000.00; (ii) the maximum Commitment of the Lender with respect to the Inventory Loan Component shall be (d) $50,000,000.00 until July 8, 2009; (e) $30,000,000.00 beginning on July 8, 2009 and (f) $25,000,000 beginning on December 31, 2009; (iii) the Maximum aggregate Commitment of Lender with respect to the Acquisition Loan Component and the Inventory Loan Component shall be (g) $50,000,000 until July 8, 2009, (h) $30,000,000.00 beginning on July 8, 2009 and (i) $25,000,000.00 beginning on December 31, 2009; and (iv) the maximum aggregate Commitment of Lender hereunder shall be reduced by the aggregate of: (x) the outstanding principal balance from time to time of the Notes purchased by Lender pursuant to the Note Purchase Documents and (y) an amount equal to ten and one half percent (10.5%) of the outstanding principal balance of the TFC Conduit Loan from time to time.  The available amount of the Commitment that Borrower may borrow from time to time as an Advance hereunder shall be determined by Lender on the date of each request by Borrower for an Advance, but in no event less frequently than the last day of each month during the Term hereof, based upon the then current aggregate principal balance on each such determination date of the Loan, the Notes and the TFC Conduit Loan.”

4.     Revolving Loan Term.  The term “Revolving Loan Term” is hereby amended in its entirety to read as follows:

“Revolving Loan Term.  Shall mean: (a) the period beginning on the Closing Date and ending on January 31, 2010 with respect to the Acquisition Loan Component and the Inventory Loan Component; and (b) with respect to the Receivable Loan Component, the period beginning on the Closing Date and ending on January 31, 2011, provided, however, that if the Borrower fails to pay down the outstanding balances of the Receivable Loan Component and the Inventory Loan Component in accordance with Section 2.5A hereof, then the Revolving Loan Term shall end on January 31, 2010.”

5.     Revolving Loan and Lending Limits – Inventory Loan Component -- Payoff of Portion of Loan Secured by Florida Inventory.  The last sentence of Section 2.2(b) of the Agreement is hereby amended and the following is added in place thereof:

“Notwithstanding anything in this Section 2.2(b) or Section 2.2(c) to the contrary, the aggregate amount of all Advances outstanding from time to time with respect to the Acquisition Loan Component and the Inventory Loan Component may not exceed, in the aggregate, $50,000,000.00 until July 8, 2009, $30,000,000.00 beginning on July 8, 2009, and $25,000,000.00 beginning on December 31, 2009.  Beginning on May 8, 2009, Borrower shall no longer be permitted to submit Requests for Advances with respect to Inventory at the Orlando Breeze Resort in Polk County, Florida.  On or before the July 8, 2009, Borrower shall pay off all of that portion of the principal balance of the Inventory Loan Component secured by mortgages on Inventory from the Orlando Breeze Resort in Polk County, Florida.”

6.     Revolving Loan and Lending Limits – Acquisition Loan Component.  The last sentence of Section 2.2(c) of the Agreement is hereby amended to read as follows:

      “Notwithstanding anything in this Section 2.2(c) or Section 2.2(b) to the contrary, the aggregate amount of all Advances outstanding from time to time with respect to the Acquisition Loan Component and the Inventory Loan Component may not exceed, in the aggregate, $50,000,000.00 until July 8, 2009, $30,000,000.00 beginning on July 8, 2009, and $25,000,000.00 beginning on December 31, 2009.”

7.     Prepayments - Receivable Loan Component.

Section 2.5(a)(i)  of the Agreement is hereby amended to read as follows:

      “(i)  Voluntary Prepayments.  Except for regular payments of interest and principal as provided hereunder, prepayments, (i) shall not be permitted during the Revolving Loan Term except for any prepayment of the Note Receivable Loan Component received by Lender on or before January 31, 2011 (which prepayment shall not be subject to a Prepayment Premium), and (ii) may be made, subject to Section 2.6 hereof, in whole, but not in part, upon five (5) days prior written notice to the Lender at any time after the end of the Revolving Loan Term upon payment of the applicable Prepayment Premium (whether such prepayment results from voluntary payments by Borrower, acceleration, or otherwise); provided, however, that (A) payments or prepayments of Pledged Notes Receivable made by Purchasers who are not directly or indirectly solicited by Borrower to make such prepayment shall not violate this Section 2.5(a)(i), and no Prepayment Premium shall be payable as a result of any such payment by Purchasers; and (B) if at any time the Borrower wishes to release any Pledged Notes Receivable for the purpose of including those Pledged Notes Receivable in a securitization, pooling or similar conduit transaction, and after 30 days’ prior written notice to Lender, Borrower may prepay the principal balance of the Loan in whole or in part, to the extent necessary to cause the then current outstanding unpaid principal balance of the Loan to be equal to or less than the Borrowing Base, and, except as provided in Section 2.6 hereof, no Prepayment Premium will be due where such prepayment is the result of a securitization closing, as certified by Borrower to Lender.  If Borrower voluntarily prepays the entire Receivables Loan Component, then Borrower shall pay to Lender the fee described in Section 2.6 hereof, shall no longer be entitled to Advances of the Acquisition Loan Component or the Inventory Loan Component and the outstanding principal balance under the Inventory Loan Component and the Acquisition Loan Component shall be repaid as provided in this Section 2.5(a)(i).  Any payments made pursuant to Section 2.5A hereof shall not be deemed to be prepayments subject to this Section 2.5.”

8.     Prepayments - Receivable Loan Component.

Section 2.5(a)(iii) of the Agreement is hereby amended to read as follows:

“(iii) Prepayment Premium.  Except as specifically set forth in Section 2.5(a)(i) above, any prepayment of the Loan pursuant to Section 2.5(a)(i) above must be accompanied by a prepayment premium (the “Prepayment Premium”) calculated, as of immediately prior to such prepayment, as follows:

Date of Prepayment	Premium

During the first Loan Year after the expiration of the Revolving Loan Term;	Two percent (2%) of the then outstanding balance of the Loan;

During the second Loan Year after the expiration of the Revolving Loan Term;	One percent (1%) of the then outstanding balance of the Loan;

Thereafter	Zero”

9.     Required Pay-Down Payments.  The Agreement is hereby amended by adding the following as Section 2.5A immediately prior to Section 2.6:

2.5A        Required Pay-Down Payments.  Borrower shall make principal payments on the Receivable Loan Component and the Inventory Loan Component, respectively, as applicable, in order to reduce the outstanding principal balance of each respective Loan Component to:  (a) the amount of the maximum Commitment for each such Loan Component; and (b) the aggregate maximum Commitment for both such Loan Components, all as provided in Section 3 of this Third Amendment.

10.     Loan Component Ratio – Balance Trigger. The second sentence of Section 2.6 of the Agreement, Loan Component Ratio, is hereby amended to read as follows:

“If the 1 to 1 ratio is not maintained for any such six month period, and during that same period, the average outstanding principal balance of the Receivable Loan Component is less than the “Balance Trigger” for such six (6) month period, Borrower shall pay Lender a fee equal to ¼% of the difference between the average outstanding principal balance of the Receivable Loan Component for such six (6) month period and the Balance Trigger for such six (6) month period.”

The “Balance Trigger” shall be the amounts set forth below.

For the Six-Month Period(s) ending	Balance Trigger

On or before July 31, 2009	$50,000,000.00
On or after August 31, 2009 and on or before December 31, 2009	$30,000,000.00
On and after January 31, 2010	$25,000,000.00

11.    Loan Component Ratio – Leeway Period. Section 2.6  of the Agreement is hereby further amended by: (a) adding the following as the third sentence thereof; and (b) retaining the current third sentence thereof as the fourth sentence thereof, which shall appear immediately after the following::

 “No such fee shall be due for failure to satisfy the foregoing requirements relating to the ratios of the respective loan components (the “Loan Component Ratio Requirements”) pursuant to the immediately preceding sentence during the period beginning on July 1, 2009 and ending on December 31, 2009 (the “Leeway Period”) if during the Leeway Period: (a) there is no Event of Default; and (b) the Borrower pays down the outstanding balances of the Receivable Loan Component and the Inventory Loan Component in accordance with Section 2.5A of the Agreement.”

12.     Maximum Obligation.  Section 2.7 is hereby amended in its entirety to read as follows:

 “2.7           Maximum Obligation of Textron Financial Corporation Under the Loan.  Borrower acknowledges, agrees and confirms as follows: (i) notwithstanding anything to the contrary in Section 2.2(b) and 2.2(c) hereof, the aggregate principal balance of the Acquisition Loan Component and the Inventory Loan Component shall not exceed (A) $50,000,000 before July 8, 2009, (B) $30,000,000.00 beginning on July 8, 2009, and (C) $25,000,000.00 beginning on December 31, 2009; and (ii) notwithstanding anything to the contrary herein, in any other Loan Document or in any document evidencing or securing the Receivable Loan Component, the Inventory Loan Component and/or the Acquisition Loan Component, Lender shall not be obligated to fund any Advance hereunder, whether of the Receivable Loan Component, the Inventory Loan Component and/or the Acquisition Loan Component, that, when taken together with all loans or advances made by Lender to Borrower under this Agreement, the Receivable Loan Agreement, and/or the Restated Inventory Loan Agreement and the outstanding principal balance of the Notes and an amount equal to ten and one-half percent (10.5%) of the outstanding principal balance of the TFC Conduit Loan, would cause the aggregate amount of such loans, advances and principal balances to exceed a maximum aggregate amount of $100,000,000.00 before July 8, 2009, $80,000,000.00 beginning on July 8, 2009, and $75,000,000.00 beginning on December 31, 2009. The available amount of the Commitment that Borrower may borrow from time to time as an Advance hereunder shall be determined by Lender on the date of such request by Borrower for Advance, but in no event less frequently than the last day of each month during the Term hereof, based upon the then current aggregate principal balance as of each such determination date of the Loan, the Notes and the TFC Conduit Loan.”

13.     Minimum Loan Usage Fee.  Section 2.12 is hereby amended in its entirety to read as follows:

 “2.12         Minimum Loan Usage Fee.  In addition to the interest payable pursuant to this Agreement, during the Revolving Loan Term the Borrower shall pay to Lender, on the first day of each month up to and including June 1, 2009, a usage fee equal to the product of: (a) $100,000,000.00 (less  the aggregate average daily outstanding principal balance, during the immediately preceding month of the Acquisition Loan Component, the Inventory Loan Component, the Receivable Loan Component, the Notes and an amount equal to ten and one-half percent (10.5%) of the average daily outstanding principal balance, during the immediately preceding month, of the TFC Conduit Loan) times (b) one quarter percent (.25%) For the month beginning on May 1, 2009 and each month thereafter, there shall be no minimum loan usage fee due under the Agreement.”

14.     Warranty of Title and Entitlement to Net Proceeds -- Sale of Water Park.  Borrower represents and warrants that Borrower holds title to the Water Park and its components (including but not limited to, the Main Entry, Lockers, Food Service equipment, POS System, the WaterPark Building, pools, decks and lazy river, attractions (AquaPlay, slides, tubes), the Dectron Unit (HVAC system), telephones and computers, furniture, fixtures and equipment, landscaping, site improvements, signs and monuments), that Borrower has the right to sell the Water Park and that Borrower is entitled to the Net Proceeds, free from the claims of the Silverleaf Club.  Borrower and Lender shall enter into separate documentation satisfactory to Lender consenting to the sale of the Water Park and releasing the Negative Pledge to permit such sale.

15.     Commitment Fee.  In consideration of Lender’s agreement to extend the Revolving Loan Term as set forth herein, Borrower agrees to pay Lender, upon execution of this Third Amendment by Borrower, a commitment fee of $200,000.00 and Lender’s legal fees incurred in connection with this Third Amendment.

16.     Further Documentation.  Borrower agrees to execute and deliver to Lender any and all additional documentation as Lender may now or hereafter require in order to effectuate the terms and conditions of this Third Amendment.

17.     Effect of Third Amendment.  Except as herein expressly amended, the Agreement shall remain unmodified and in full force and effect.

18.     Ratification and Confirmation.  Except as herein expressly amended, Borrower hereby ratifies, confirms, assumes and agrees to be bound by all of representations, warranties, statements, covenants and agreements set forth in the Agreement and the other Loan Documents.  The Borrower reaffirms, restates and incorporates by reference all of the representations, warranties, covenants and agreements made in the Loan Documents as if the same were made as of this date.  The Borrower agrees to pay the Loan and all related expenses, as and when due and payable in accordance with the Loan Agreement and the other Loan Documents, and to observe and perform the Obligations, and do all things necessary which are not prohibited by law to prevent the occurrence of any Event of Default.  In addition, to further secure, and to evidence and confirm the securing of, the prompt and complete payment and performance by the Borrower of the Loan and all of the Obligations, for value received, Borrower unconditionally and irrevocably assigns, pledges and grants to Lender, and hereby confirms or reaffirm the prior granting to Lender of, a continuing first priority Lien, mortgage and security interest in and to all of the Collateral, whether now existing or hereafter acquired.  Also, as provided in the Loan Documents, the Loan is and shall be further secured by the Liens and security interests in favor of Lender in the properties and interests relating to Additional Eligible Resorts, which now or hereafter serve as collateral security for any Obligations.  On the date of this Third Amendment and thereafter upon satisfaction of the requirements for approval by Lender of Additional Eligible Resorts, Borrower shall record, or cause to be recorded, such mortgages, deeds of trust, deeds to secure debt, assignments, pledges, security agreements and UCC Financing Statements in the appropriate public records of the state in which each Resort is located to further evidence and perfect the Lender’s Lien on the Collateral.  Borrower agrees to deliver or cause to be delivered by its Affiliates, such mortgages, deeds of trust, deeds to secure debt, assignments, pledges, security agreements and UCC Financing Statements as Lender may deem necessary to further evidence and perfect the Lender’s Lien on the Collateral.

19.     Estoppel.  The Loan constitutes valuable consideration to the Borrower, which consideration is uninterrupted and continuous since the dates on which the Loan was first made.  This Third Amendment and the other Loan Documents and the Loan modifications and transactions provided for or contemplated hereunder or thereunder, shall in no way adversely affect the Lien or perfection or priority of any Lien of Lender as of the date hereof in and to any Collateral, and are not intended to constitute, and do not constitute or give rise to, any novation, cancellation or extinguishment of any of Borrower’s Obligations existing as of the date hereof to Lender, or of any interests owned or held by Lender (and not previously released) in and to any of the Collateral; it being the intention of the parties that the transactions provided for or contemplated herein shall be effectuated without any interruption in the continuity of the value and consideration received by Borrower, and of the attachment, perfection, priority and continuation in favor of Lender in and to all Collateral and proceeds.

20.     Loan Documents.  This Third Amendment shall amend, without the necessity of any further agreements, all Loan Documents as of the date hereof to reflect:  (1) an Inventory Loan Component of $50,000,000.00 until July 8, 2009; (2) the decrease of the Inventory Loan Component from $50,000,000.00 to $30,000,000.00 beginning on July 8, 2009 and to $25,000,000.00 beginning on December 31, 2009; (3) a maximum aggregate Commitment of Lender with respect to the Acquisition Loan Component and the Inventory Loan Component of $50,000,000.00 until July 8, 2009; (4) the decrease of the Maximum aggregate Commitment of Lender with respect to the Acquisition Loan Component and the Inventory Loan Component from $50,000,000.00 to $30,000,000.00 beginning on July 8, 2009 and to $25,000,000.00 beginning on December 31, 2009; (5) the maximum aggregate commitment of Lender under the Agreement of $100,000,000.00 until July 8, 2009; and (6) the decrease of the maximum aggregate commitment of Lender under the Agreement to $80,000,000.00 beginning on July 8, 2009 and to $75,000,000.00 beginning on December 31, 2009.

Ex. 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed on their behalf as of the day and year first written above.

Witnessed By:	TEXTRON FINANCIAL CORPORATION

/S/ GINGER HAYES	By	/S/ JOHN D’ANNIBALE
Name: John D’Annibale
Its: Vice President

SILVERLEAF RESORTS, INC.

/S/ MIKE NORRIS	By	/S/ ROBERT M. SINNOTT
Name: Robert M. Sinnott
/S/ PHIL DAVIS	Its: Chief Financial Officer

Ex. 10.1

STATE OF CONNECTICUT	)
	)	ss:
COUNTY OF HARTFORD	)

At ________________ in said County and State on this 7th day of May 2009, personally appeared John D’Annibale, duly authorized Vice President of Textron Financial Corporation, and he/she acknowledged the foregoing instrument by him/her signed and sealed to be his/her free act and deed and the free act and deed of Textron Financial Corporation.

Before me:	/S/ MARIE G. IRIZARRY
Notary Public in and for said State
My Commission Expires: July 31, 2012

STATE OF TEXAS	)
	)	ss:
COUNTY OF DALLAS	)

At ____________________ in said County and State on this 7th day of May 2009, personally appeared  Robert M. Sinnott, duly authorized officer of SILVERLEAF RESORTS, INC., and he/she acknowledged the foregoing instrument by him/her signed and sealed to be his/her free act and deed and the free act and deed of Silverleaf Resorts, Inc., a Texas corporation, on behalf of the corporation.

Before me:	/S/ JOANN POSIVAL
Notary Public in and for said State
My Commission Expires: July 22, 2012